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                                              Exhibit 2.3
                                              Chicago Mercantile Exchange Inc.
                                              Registration Statement on Form S-4


                           Plan Of Recapitalization

            THIS PLAN OF RECAPITALIZATION (this "Plan") is hereby adopted by the Board of Directors of Chicago Mercantile Exchange Inc., a Delaware corporation (the "Corporation"), as of this 1st day of April, 2000.

                             W I T N E S S E T H:

      WHEREAS, immediately prior to the consummation of the recapitalization contemplated by this Plan, the Corporation will have outstanding five classes of common stock (the "Common Shares"); and

      WHEREAS, under this Plan, the Certificate of Incorporation of the Corporation, as theretofore amended, shall be further amended and restated in the form attached to this Plan as Exhibit A (the "Amended and Restated Charter") and upon the filing of the Amended and Restated Charter, the Common Shares shall be converted and exchanged as described in this Plan; and

      WHEREAS, the Board of Directors believes that the recapitalization provided for in this Plan is advisable and in the best interests of the Corporation, its stockholders, and all other parties concerned;

      NOW, THEREFORE, BE IT RESOLVED, the Board has a adopted and approved this Plan as follows:

                                   ARTICLE I
                             THE RECAPITALIZATION

      Section 1.1 The Recapitalization.

      (a) Subject to the terms and conditions of this Plan, at the Effective Time (as defined below), the Corporation shall be recapitalized in accordance with Section 1.2 hereof and the provisions of the Delaware General Corporation Law ("DGCL").

      (b) The Recapitalization shall become effective upon the filing of the Amended and Restated Charter substantially in the form attached hereto as Exhibit A with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL or at such time as is specified in the Amended and Restated Charter. The Amended and Restated Charter shall be filed as soon as practicable after the consummation of the transactions resulting in the merger (the "Merger") of CME Transitory Co. with and into the Corporation pursuant to that certain Agreement and Plan of Merger dated as of April 1, 2000 (the "Merger Agreement") between CME Transitory Co. and the Corporation. The consummation of the Merger shall be evidenced by or in a Certificate of Merger filed with the Secretary of State of Delaware regarding the
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Merger. The date and time when the Recapitalization shall become effective is referred to as the "Effective Time."

     Section 1.2 Recapitalization of Stock. At the Effective Time, and without any action on the part of the holder thereof

          (a) Each of the then outstanding shares of the Corporation's CME Class Common Stock, $0.01 par value, authorized immediately prior to the effectiveness of the Amended and Restated Charter, shall be converted into
     (i) 16,200 shares of Class A Common Stock, $0.01 par value, and (ii) one share of Class B Common Stock, Series B-1, $0.01 par value.

          (b) Each of the then outstanding shares of the Corporation's IMM Class Common Stock, $0.01 par value, authorized immediately prior to the effectiveness of the Amended and Restated Charter, shall be converted into
     (i) 10,800 shares of Class A Common Stock, $0.01 par value, and (ii) one share of Class B Common Stock, Series B-2, $0. 01 par value.

          (c) Each of the then outstanding shares of the Corporation's IOM Class Common Stock, $0.01 par value, authorized immediately prior to the effectiveness of the Amended and Restated Charter, shall be converted into
     (i) 5,400 shares of Class A Common Stock, $0.01 par value, and (ii) one share of Class B Common Stock, Series B-3, $0.01 par value.

          (d) Each of the then outstanding shares of the Corporation's GEM Class Common Stock, $0.01 par value, authorized immediately prior to the effectiveness of the Amended and Restated Charter, shall be converted into one share of Class B Common Stock, Series B-4, $0.01 par value.

          (e) Each of the then outstanding shares of the Corporation's Fractional GEM Class Common Stock, $0.01 par value per share, authorized immediately prior to the effectiveness of the Amended and Restated Charter, shall be converted into one share of Class B Common Stock, Series B-5, $0.01 par value.

As soon as practicable after the Effective Time, there shall be distributed to each holder of record of Common Shares a certificate or certificates representing the shares into which such holder's shares have been converted pursuant to the foregoing provisions of this Section 1.2 and the certificate representing such holder's Common Shares shall be cancelled.

     Section 1.3 Certificate of Incorporation. The Corporation's Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time as provided in the Amended and Restated Charter and, as so amended and restated, shall be the Certificate of Incorporation of the Corporation until thereafter amended as provided therein and in accordance with the DGCL.

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                                  ARTICLE II
                             CONDITIONS PRECEDENT

     Section 2.1 Conditions Precedent to Consummation of the Recapitalization. The consummation of the Recapitalization is subject to the satisfaction or, subject to applicable law, the waiver at or prior to the Effective Time of each of the following conditions:

            (a) This Plan shall have been approved by the Corporation's stockholder.

            (b) The transactions contemplated by the Merger Agreement shall have been consummated.

            (c) No action, proceeding or investigation shall have been instituted or threatened prior to the Effective Time before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of this Plan or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of this Plan or the transactions contemplated hereby, and no restraining order or injunction issued by any court of competent jurisdiction shall be in effect prohibiting the consummation of this Plan or any of the transactions contemplated hereby.

                                  ARTICLE III
                                 MISCELLANEOUS

     Section 3.1 Changes, Interpretation; Other Actions. Subject to applicable law, the provisions of this Plan may be amended or waived in any respect by the Board of Directors of the Corporation at any time prior to the filing of the Amended and Restated Charter in accordance with 1. 1 (b) of this Plan; provided, however, that after the approval of this Plan by the Corporation's stockholder, no such amendment or waiver shall, without the further approval of such stockholder, modify the Amended and Restated Charter. The Board of Directors shall have the power and authority to interpret the provisions of this Plan and to make, execute and deliver such other certificates and documents, and take such other action, as such Board of Directors shall deem necessary or desirable in order to effect the recapitalization contemplated by this Plan.

     Section 3.2 Termination. This Plan may be terminated and the Recapitalization contemplated hereby may be abandoned by action of the Board of Directors at any time prior to the filing of the Amended and Restated Charter for any reason whatsoever including, without limitation, to proceed with an alternative plan of recapitalization or other transaction. No person shall have any rights or claims against the Corporation or the Board of Directors based on the abandonment of this Plan.

     Section 3.3 Governing Law. This Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any conflicts or choice of law provisions thereof

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                                   EXHIBIT A

           Form of Amended and Restated Certificate of Incorporation
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                See Exhibit A to the Proxy Statement/Prospectus